Addendum 1 to Share Exchange Agreement

This Addendum to Share Exchange Agreement (the "Agnement") entered on 1March 2017 (this "Addendum

1") is entered into as of this 20..day of April, 2017, by and among LONGFlN, CORP., a Delaware corporation

("Parent"),   TAMPEDE TRADEX PTE. LTD.(fonnerly known as Stampede Financials Pte. Ltd.), a Singapore corporation (Company Registration Number: 201026024G) ("STAMPEDE"), and the holders listed on Exhibit A attached in the    hare Exchange Agreement (the "Equity-Holders"). colle<..1ively with the Parent an<l STAMPEDE, the "Parties" and each, a "Party"), upon the following premises:

The Parties agree to amend the below clau es to the Agreem at in relation to the number of   hare   to be issu"td to the shareholders of STAMPEDE, po t Reg A (1-A)   q•alif'teation by The   U.S. Seeorities and   Exchange Commission, whertby the shares issued pursuant to shares swap will be 50 million instead of 100 million. This shall have effect at all the places in the agreement.

The respective clau es from the Agreement have been reprodoeed below iD the original form (deletion in red) and the corresponding amendment (insertion in black).

Insertion

WHEREAS, the Parent desire    to acquire one hundred percent (100%) of the is ued and outstanding    hares of capital stock of STAMPEDE in exchange for   Fifty Million (50,000,000) newly-issued    hares of the Parent's conunon stock, par value $0.0001 per share ("Parent Common    tock"); such trnnsaction being referred to herein as the" Exchanae";and

Insertion

Section IL2 Capitalization

11le Parent's authorized  capitalization consists of (a) Two Hundred Million (200,000,000) share   of Parent Conunon

Stock, of which Fifty Million (50,000,000) shares were issued and outstanding post-transaction.

Insertion ectionlll.l T

ARTICLEIHPLANOFEXCHANGE

On the tenn ·     d subject to the conditions set forth in this Agreement, ou the Closing Date, the Equity-Holders, by executing this     greement, shall a   ign, transfer and deliver to the Parent, free and clear of aU liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature, or description, the    TAMPEDE    hare , constituting all of the STAMPEDE Common Stock, including all of the voting power of STAMPEDE. In exchange for the transfer of the STAM:PEDE Shares by the Equity-Holders, the Parent  shall issue certificates evidencing an aggregate amount of Fifty Million (50,000,000) shares of the Parent Common Stock to the Equity-Holders in their respective   holding   in STAMPEDE   (i.e.   45% to   Equity-Holders   1 and   55%   to   Equity-Holder     2). Upon consummation ofthe transaction contemplated herein, all of the STAMPEDE Shares shaH be held by the Parent.

Sectionlll.2 ClosingEvents

On the Closing Date, the Parent,    TAMPEDE and the Equity-Holders shall execute, acknowledge, and deliver  (or shall en ure to be executed, acknowledged, and delivered), any and aU certificates. opiuions, financial statements. schedules, agreements,   resolutions, rulings or other instruments required by this Agreement to be so delivered on or prior to the Closing Date, together with such other items as may be reasonably requested by the Panics hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby.

It is expressly understood by the Parties, and specifically agreed to that, within ten (10) days of the Closing Date, the Fifty Million (50,000,000) hares of newly- issued Parent Common    tock shall be issued and delivered to the Equity Holders.

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INWITNESSWHEREOF,thecorporate Parties hereto have caused this Addendum 1 to Share Exchange Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first-above written.

LONGFIN,Corp.,

By:

arne: Venkat S Meenavalli, Title: Founder & Chairman

STAMPEDE TRADEX PTE. LTD.,

By:

rune: Krishanu Singhal, Title:   Director

Venlolt S Meenavalli.,

By:

ame: Venkat     Mecnavalli, Title: (Equity-Holder l)

STAMPEDE CAPITAL LIMITED,

By:

Name: Emmanuel Dasi

Title:   Director (Equity-Holder 2)

PEDE CAPITA\. I..IMITCO.

I

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